Exhibit 10.9
EXCLUSIVE LICENSE AGREEMENT
     THIS AGREEMENT (“Agreement”) is made and entered into as of January 3, 1997, by and between Paul T. Baskis, (“Baskis”), Trustee of the Baskis/TDP Trust, u/t/a dated October 1, 1992, proprietor and administrator of the thermal depolymerization process (“TDP”), and Resource Recovery Corporation, an Arizona corporation, (“Licensee”).
RECITALS
     A. Baskis has made a certain invention and has valuable patents, trade secrets and know-how embracing an apparatus and process for processing organic and inorganic materials. Baskis is the owner of United States Patent No. 5,269,947 issued on December 14, 1993, United States Patent No. 5,360,553 issued on November 1, 1994 and United States Patent No. 5,543,061 issued on August 6, 1996, copies of which patents are hereto attached as Exhibit A, and desires to have this invention commercialized and the trade secrets and know-how utilized by granting a license to Licensee.
     B. Licensee is an Arizona corporation organized for the principal purpose of commercializing the invention embodied in the Licensed Patent Application, utilizing the trade secrets and know-how, and selling, using and otherwise developing the process. Licensee desires to acquire the license under the invention embodied in the Licensed Patent Application, the trade secrets and know-how.
     C. In consideration of the mutual promises and covenants contained herein, the receipt and adequacy of which are hereby acknowledged, and the payment of an Exclusive License Fee of seventy-two thousand dollars per year ($72,000.00/year), payable in equal monthly payments of six thousand dollars per month ($6,000/month), which payments are exclusive of any other fees paid under this Agreement, Baskis and the Licensee agree as follows:
     1. Definitions
     For the purposes of this Agreement, the following terms have the meanings ascribed below:
     (A) “Licensed Technology” means proprietary information, know-how and trade secrets of Baskis relating to the TDP; devices and methods including those embodied in the Licensed Patent Application and in any divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions; and all improvements thereon, including without limitation, technical data, engineering drawings, specifications, blueprints, techniques, methods, processes, whether patentable or not, as owned or controlled by Baskis that are useful in developing and selling the Licensed Technology.
EXHIBIT A TO OPTION AGREEMENT

     (B) “Licensed Patent Application” means United States Patent No. 5,269,947 issued on December 14, 1993, United States Patent No. 5,360,553 issued on November 1, 1994, and United States Patent No. 5,543,061 issued on August 6,1996, copies of which are attached hereto as Exhibit A, and further includes any other United States or foreign patent application(s) relating to the Licensed Patent Application or the Licensed Technology and any improvements thereon, including all divisional applications, continuation applications and continuation-in-part applications, all patent(s) ultimately issuing therefrom, and all reissues, reexaminations and extensions of any such patent(s).
     (C) “TDP” means the thermal depolymerization process and devices, including the apparatus and process embodied in the Licensed Patent Application, and any improvements thereon.
     (D) “Licensed Apparatus” means any apparatus, machinery, and device designed to practice the Licensed Technology, including any improvements thereon and the equipment and/or facilities contemplated for sale or lease to Licensee’s Sublicensees.
     (E) “Improvement” means any modification of the Licensed Technology, the Licensed Apparatus, or of a TDP process or apparatus, whether patented or not, conceived and actually or constructively reduced to practice or otherwise acquired during the term of this Agreement by Baskis, Licensee or any Sublicensee.
     2. License
     Baskis grants to the Licensee the exclusive world-wide right and license (the “License”) to make, operate, maintain, market, sublicense, use, sell, offer to sell or lease the Licensed Technology, and related equipment, TDP process or apparatus, and any Improvements thereon, whether patentable or not, and all methods and devices for carrying the Licensed Technology into practice including without limitation the design, development, improvement, sale, lease and marketing of the Licensed Apparatus.
     (A) The grant of the License herein includes the right to hire outside contractors to build devices and use processes embodied in the Licensed Technology or any Improvements thereon in accordance with Baskis’s standard construction specifications. Licensee may also grant sub-licenses to business organizations or individuals that will use the TDP process utilizing the Licensed Technology. However, the grant of any sub-license is subject to the following conditions:
(i) The proposed Sublicensee must execute a written sub-license agreement with substantially the same terms and conditions as are set forth in this agreement and acceptable in substance and form to Baskis; Baskis’s approval and consent both to the sub-licensee and the sub-license agreement must be in writing; and Baskis will not unreasonably withhold consent.

(ii) The Sublicensee must submit sufficient information to establish, to the Licensee’s and Baskis’s reasonable satisfaction, that the Sublicensee is creditworthy and has the financial ability to successfully operate a Licensed Apparatus and to perform its obligations under the sub-license agreement;
(iii) The Sublicensee must demonstrate to Licensee’s and Baskis’s reasonable satisfaction that the Sublicensee and its principal shareholders, officers and directors (or partners or members in the event the Sublicensee is a partnership or limited liability company) are reputable business persons and that the Sublicensee has, or will have prior to use, the ability to properly operate the Licensed Apparatus. At Licensee’s and/or Baskis’s request, the Sublicensee must disclose to Licensee and Baskis, information relating to any civil or criminal litigation or any legal proceedings brought by any governmental agency in which an adverse award, fine or penalty was entered in any civil or regulatory proceeding or a conviction was entered in any criminal proceeding against the Sublicensee, its principal shareholders, or its officers or directors, partners or members;
(iv) The Sublicensee must permit Baskis to inspect the Sublicensee’s accounting records as those records relate to the TDP licensing and fees charged and collected under such sublicense agreement upon two weeks* written notice; and
(v) The Sublicensee must use reasonable efforts to ensure that the Sublicensee does not engage in any act or action that this Agreement prohibits Licensee from engaging in.
     (B) The scope of any sub-license granted hereunder to a respective Sublicensee shall be : (i) no greater than the rights granted to the Licensee under this Agreement; (ii) for the use, operation and maintenance, marketing, selling, and leasing of the Licensed Apparatus and Licensed Technology; and (iii) for the practice of methods and processes involved in the using, selling, marketing or leasing, including the development, installation, testing or repair of the Licensed Apparatus and Licensed Technology.
     (C) The Sublicensee shall be required by the licensee to agree that: (i) it will not manufacture the Licensed Apparatus or Licensed Technology without the prior written approval of Baskis; and (ii) it will assign to Baskis, any improvements to the Licensed Technology, including improvements in the Licensed Apparatus resulting from the efforts of the Sublicensee and (iii) the improvements will be incorporated into the Licensed Technology and may be used and licensed by Baskis within the parameters established by the terms and conditions of this Agreement at no additional cost or expense to Baskis.
     (D) Provided that Licensee is in compliance with its obligations under this Agreement, Baskis further agrees to grant to Licensee, at no additional costs, exclusive licenses under any and all patents received on any Improvements to the Licensed

Technology conceived and actually or constructively reduced to practice or otherwise acquired during the term of the Agreement or any extensions, amendments, or replacements hereof. Any patents issued for the Improvements are incorporated into this Agreement as part of the Licensed Technology and the license to use such patents is subject to the terms and conditions of the Agreement.
     (E) Within six (6) months of the date hereof, Licensee is required to submit to Baskis, for his written approval, a design in written or hard copy form for construction of a commercially functioning Licensed Apparatus. When Licensee’s construction design for a commercially functioning Licensed Apparatus is approved in writing by Baskis, Licensee shall have four (4) months from the date of said written approval to raise the necessary funds to immediately contract and build an initial commercially functioning Licensed Apparatus. “Necessary Funds”, as used herein shall mean $2,000,000 U.S. in immediately available funds on deposit in any United States Banking institution or, in the sole discretion, judgment, and with written approval of Baskis, an equivalent financing vehicle sufficient to immediately contract and build an initial commercially functioning Licensed Apparatus, such approval not to be unreasonably withheld.
     (F) Notwithstanding any other provisions, covenants, or agreements contained in this License Agreement, including the termination provisions hereinafter provided, in the event Licensee fails to raise the “necessary funds” as defined above within the said four (4) month time period, this License Agreement will automatically terminate and this License Agreement shall be null and void and have no further effect.
     (G) Following completion of each subsequent Licensed Apparatus by Licensee, Licensee must actively pursue prospective Sublicensees; and Licensee will reasonably assist the Sublicensees in making each Licensed Apparatus operational.
     (H) Within six (6) months of the date hereof, Licensee will submit to Baskis a detailed written marketing plan. Licensee must also provide a written summary of its construction and marketing efforts to Baskis upon his written request but in no event more often than every six (6) months from the date of this Agreement.
     3. Term of Agreement
     A. Duration and Optional Termination
     (1) The term of this Agreement commences on the date hereof and, unless otherwise terminated as hereinafter set forth, is automatically renewed each year and will end on the last to expire patent granted to Baskis relating to the Licensed Technology as may be extended by any current or future enacted law or regulation. Licensee has the right to terminate this agreement, and the license granted herein, at any time by giving written notice to Baskis by certified mail at least 90 days (three months) prior to the effective date of termination. In the event of termination by Licensee, Licensee must assign all royalties and license fees provided in any sublicense agreement to Baskis that have not previously been earned thereunder and deliver to Baskis copies of all information and documentation of any kind or nature in the possession of licensee relating to the Licensed Technology and all Sublicensees on or before the effective date of termination.
     (2) In addition to the foregoing, either party has the right to terminate this Agreement in accordance with this such paragraph (2), if any one of the following events of default by the other party occurs:
(i) A party breaches the Agreement and fails to cure such breach within forty-five (45) days after written notice from the non-breaching party specifying the breach(es) and demanding the breaching party to cure the breach(es);
(ii) Licensee or Baskis is convicted of an act of fraud or material dishonesty or criminal activity (other than a misdemeanor);
(iii)  Other than sublicenses granted in accordance herewith, Licensee transfers or assigns any of the rights licensed to it by this Agreement without Baskis’s prior written consent; or Baskis after the date of this Agreement offers, grants or makes available to any third party, any of the rights licensed to Licensee under this Agreement; or,
(iv) After the successful operation of each production model of a Licensed Apparatus, Licensee fails to pay royalties to Baskis within thirty (30) days of the receipt by Licensee of said royalties, in accordance herewith, and such default is not cured within thirty (30) days after written notice to the Licensee.
(v) Upon the occurrence of any such event of default, and in addition to all other rights and remedies which the non-defaulting party may have at law or in equity, the non-defaulting party may, at its option, terminate this Agreement by written notice specifying the reason for such termination and a termination date. The termination is effective on the date of termination set forth in the written notice, except that terminations arising out of subsection (2)(i) or (2)(iv) above will not take effect earlier than the day after thirty (30) days from the date of the written notice, subject to curing such default(s) within such thirty (30) days in which event such termination will not be effective.
     (3) A termination of this Agreement due to a default of the Licensee does not relieve Licensee of its obligation to pay royalties and fees with respect to royalties and fees collected from Sublicensees for the period prior to the termination of this Agreement.

     (4) The waiver of any default under this Agreement does not constitute a waiver of the right to terminate this Agreement for any subsequent default.
     B. Automatic Termination. The License granted by Baskis to Licensee by this Agreement will automatically terminate immediately and without notice to Licensee upon the occurrence of any of the following events:
     (1) Licensee makes an assignment for the benefit of its creditors, commences (as the debtor) any case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law, provided however, that the filing of a Chapter 11 or other plan of reorganization will only effect the automatic termination if Licensee’s plan of reorganization is not approved by the Court;
     (2) A case in bankruptcy or any proceeding under any insolvency law is commenced against Licensee (as the debtor) and Licensee consents to or admits the material allegations in the case and the case is not dismissed in ninety (90) days; or,
     (3) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of Licensee for the purpose of enforcing a lien against such property for the benefit of creditors.
     (4) A termination of Licensee’s license under Section 3.B. does not relieve Licensee of its obligation to pay royalties or fees with respect to sublicense fees or royalties due prior to the termination of this Agreement.
4. License Fees and Royalties
     (A) Initial minimum license fee based on capacity: Upon the completion date of each commercial installation of a Licensed Apparatus by the Licensee, Licensee agrees to pay to Baskis an initial one time license fee in a lump sum amount equal to two dollars ($2.00) per day multiplied by the tonnage capacity of each such commercial Licensed Apparatus multipled by 365 days. For example, the initial minimum license fee payable by Licensee for an apparatus having a 100 ton capacity would be two dollars ($2.00) per day multipled by 100 tons multiplied by 365 days or $73,000. Licensee shall pay Baskis the initial minimum one time license fee in a lump sum and in advance of the actual operation of the Licensed Apparatus.
     (B) Minimum License Royalty fees based on Usage: In addition to the initial minimum license fee based on capacity described in said paragraph (A) of this paragraph 4, Licensee also agrees to pay Baskis minimum monthly royalty fees based on the usage of the Licensed Apparatus in an amount equal to two dollars ($2.00) multipled by each ton of material actually processed monthly by Licensee through the Licensed Apparatus.
     (C) Initial minimum Sublicense fee based on capacity: Upon the completion date of each commercial installation of a Licensed Apparatus in respect to a Sublicensee, Licensee agrees to require of each Sublicensee an initial minimum one time sublicensee fee to be paid to the Licensee in a lump sum amount equal to two dollars ($2.00) per day multiplied by the tonnage capacity of each such Licensed Apparatus multiplied by 365 days. For example, the initial minimum Sublicensee fee payable by Sublicensee for an apparatus having a 100 ton capacity would be two dollars per day multiplied by 100 hundred tons multiplied by 365 days or $73,000.
     (D) The Licensee shall require the Sublicensee to pay the initial minimum Sublicensee fee to the Licensee in a lump sum and in advance of the actual operation of the Licensed Apparatus. Within thirty (30) days of the receipt by Licensee of the said initial minimum Sublicensee fee by Licensee, Licensee will remit to Baskis by check, money order or wire transfer, an amount equal to 37% of each such initial minimum Sublicensee fee received by Licensee.
     (E) In the event the Licensor requires an initial Sublicensee fee greater than the minimum required fee set forth above, Licensee shall pay Baskis a sum equal to 37% of any such fee that is greater than the minimum fee.
     (F) Minimum Sublicense Royalty fees based on Usage: In addition to the initial minimum one time Sublicense fee described above in subparagraphs (C), (D), and (E) of this paragraph 4, Licensee also agrees to require each Sublicensee to pay minimum monthly sublicense royalty fees to the Licensee in an amount equal to two dollars ($2.00) multiplied by each ton of material actually processed monthly through the Licensed Apparatus.
     (G) Within thirty (30) days of the receipt by Licensee of royalty fees from each Sublicensee, Licensee will remit to Baskis by check, money order or wire transfer, an amount equal to 12% of said royalty fees so received. The parties agree that the royalty fees paid to Baskis under this subparagraph are in addition to the annual exclusive license fee provided for in the Recitals hereto and the initial Sublicense fees based on capacity and usage provided for in subparagraphs (A), (B), (C), (D), and (E) of this paragraph 4.
     (H) Licensee will have the right to increase or decrease the sublicense and royalty fees provided for in subparagraphs (C) through (F) inclusive of this paragraph 4, but any decrease in the said fees stated to be the minimum fees will require the prior written approval and consent of Baskis, which consent will not be unreasonably withheld.

     (I) Licensee is responsible for billing and collecting the above described sublicense and royalty fees from its Sublicensees and for remitting to Baskis his agreed upon percentage. The payment terms of the sublicense and royalty fees will be established by agreement between the parties; provided, however, that such payments will not be due and payable more frequently than monthly.
     (J) Licensee must pay all patent attorneys’ fees, patent prosecution fees and patent maintenance fees that arise during the term hereof in order to maintain and protect the Licensed Technology, provided that written notification is provided to Licensee in advance of these fees being incurred by Baskis.
     (K) On the fifth (5th) anniversary of this Agreement, and every five (5) years thereafter, the amount of the royalties and fees payable to Licensee hereunder shall be adjusted to account for inflation. The adjustment, if any shall be calculated by multiplying the amount of all royalties payable pursuant to this Section of this Agreement by a fraction, the numerator of which is the Consumer Price Index (CPI) on the date of the adjustment and the denominator of which is the CPI on the date of this Agreement. CPI is defined to mean the U.S. Bureau of Labor Statistics Consumer Price Index for Urban Wage-Earners and Clerical Workers for Cook County, Illinois, or, in the absence of such Index, the next most similar Index.
     5. Representations by Baskis
     Baskis represents and warrants the following:
     (A) That the Licensed Technology is proprietary and except for U.S. Patent No. 5,269,947 issued on December 14, 1993 and United States Patent No. 5,360,553, issued on November 1, 1994, and United States Patent No. 5,543,061 issued on August 6, 1996 on file with and issued by the U.S. Patent and Trademark Office, the Licensed Technology has not been revealed to anyone except as set forth in subparagraph (D) of this paragraph and Baskis’s intellectual property counsel and that Baskis will not, during the term of this Agreement, reveal any trade secrets and proprietary information related to the Licensed Technology to any other person or entity without prior written approval of the Licensee.
Trade secrets do not include information that: (i) Was previously known to another person or entity (excluding Baskis’s employees, agents and representative); (ii) was in the public domain, as evidenced by printed publications of a date earlier than the date of disclosure; (iii) becomes part of the public domain through no fault of the other person or entity; or, (iv) is obtained in good faith by the other person or entity from a third party having bona fide rights to furnish such information and who did not receive the information from another who was known to be under an obligation of secrecy.

     (B) That Baskis is the exclusive owner of the Licensed Technology and all rights to any and all inventions encompassed within the Licensed Patent Application and that Baskis has the right to grant the exclusive license granted herewith. Baskis has not granted to any other person, firm, or corporation, any right, license, shop-right, lien or security interest or assignment of the Licensed Technology or subject patent, or privilege relating to the Licensed Technology, as described in this Agreement, except as set forth in subparagraph (D) of this paragraph.
     (C) That Baskis has at no time filed, or caused to be filed, in the U.S. Patent and Trademark Office or any foreign patent office, applications for patents, other than the Licensed Patent Application, or obtained in its name, or caused to be obtained in the name of others, any patents relating to the Licensed Technology or any process or apparatus similar to the TDP process.
     (D) Licensee hereby acknowledges that Baskis has fully disclosed to Licensee hereunder all of the facts and circumstances of his prior grant and termination of an exclusive worldwide license of the TDP technology to a corporation known as Global Environmental Technologies, Inc., subsequently named International Technologies, Inc., (I.T.I). In addition, Licensee acknowledges that it has made its own independent investigation of all of the facts and circumstances of the said prior grant and termination of the I.T.I. license agreement. Licensee hereby agrees to defend, hold harmless and indemnify Baskis from any and all threats, claims, causes of action and litigation of any kind or nature arising out of or in connection with the prior grant and termination of the said I.T.I. license agreement, including all reasonable attorneys fees and litigation expenses. It is expressly agreed that Baskis will have the choice of his own legal counsel in respect thereto.
     6. Technical Assistance by Baskis
     (A) Technical assistance, fees and expenses. It is understood that Licensee intends to use and to lease or sell Licensed Apparatus to Sublicensees. In order to assure that Licensee has proper technical assistance to operate the Licensed Apparatus, and to train its Sublicensees, Baskis agrees to train Licensee’s and/or Sublicensees’ personnel and to provide all reasonable, necessary assistance, including but not limited to the following:
(i) To arrange for technical personnel, to visit the Licensee’s or a Sublicensee’s place of business within a reasonable time of request therefor, to assist the Licensee or Sublicensee for a reasonable period of time in undertaking the start up of a Licensed Apparatus. From the date of departure of such technical personnel from their headquarters to visit the Licensee’s or sublicensee’s place of business to the date of their return to such headquarters, Licensee agrees to pay Baskis for all reasonable and customary hourly fees and expenses incurred by Baskis in rendering such assistance, and, in addition, the costs plus fifteen percent (15%) of all traveling, living expenses and salaries incurred by such technical personnel during said period.
(ii) To arrange for representatives selected at the sole discretion of Baskis to visit for a reasonable period of time, the manufacturing facilities where the manufacture of the Licensed Apparatus will be accomplished, and arrange for the training of Licensee’s representatives in the assembly, startup, use and inspection of the Licensed Apparatus. The same fees and expenses provided for in (i) above will be paid to Baskis by Licensee for these services.
(iii) To furnish Licensee, a reasonable form of, engineering information, technical data, assembly drawings, detailed drawings, prints, specifications, and other related material pertaining to the operation of the Licensed Apparatus. Licensee agrees to pay Baskis for the cost of said materials plus fifteen percent (15%).
(iv) To furnish Licensee, with commercial information, if any, developed by Baskis. Licensee agrees to pay Baskis for the reasonable and customary cost of such material plus fifteen percent (15%).
     (B) Material to be kept confidential. Both Licensee and Baskis mutually agree that the proprietary information, including trade secrets, of Baskis furnished to Licensee under this Agreement, in written and oral form, is confidential and both Baskis and Licensee agrees to take reasonable precautions to prevent such proprietary information and trade secrets from being disclosed to any third party or parties during the term of this Agreement. After the termination of this Agreement, Licensee agrees not to disclose such proprietary information and trade secrets to any third party or parties.
     (C) Special Services. In the event Licensee requests Baskis in writing to perform special engineering, design or other similar services, which are beyond the scope of Baskis’s obligation under this Agreement, Baskis agrees to provide such services provided that it is reasonable and convenient in the sole discretion of Baskis for Baskis to perform same, and provided, Baskis and Licensee mutually agree in writing and in advance the amount of compensation to be paid Baskis for the services requested.
     (D) Special Tooling and Equipment. If Licensee is unable to acquire special tooling and equipment necessary for the operation of the Licensed Apparatus, Baskis will, upon written request of Licensee and upon acceptable terms of payment and to the extent special tooling and equipment are available, purchase the special tooling and equipment for Licensee. This service includes the preparation of proper specifications, invitations of bids, placement of purchase orders, expediting of purchase orders and arranging for shipment, delivery and installation if necessary. In return for such services, Licensee must pay to Baskis, in addition to the cost of the special tooling and equipment, a fee not to exceed fifteen percent (15%) of the cost thereof plus all extra expenses in connection therewith, including but not limited to out of pocket traveling and living expenses incurred by Baskis or his representatives in the performance of such services.
     (E) Component Parts. If the Licensee is unable to secure component parts for the operation of the Licensed Apparatus of satisfactory quality and price, Baskis agrees to sell to Licensee the component parts for the Licensed Apparatus as are reasonably available to Baskis. The sale of the component parts by Baskis to Licensee will not exceed the reasonable and customary cost thereof plus fifteen percent (15%).
     7. Records
     Licensee agrees to keep true and accurate records, files and books of account in duplicate containing all the data reasonably required for the full computation and verification of the license fees and royalties payable under this Agreement. The duplicate set of records will be the property of Baskis. Licensee further agrees to permit its books and records to be examined from time to time to the extent necessary to verify the records, the examination to be made at the expense of Baskis by an auditor or a certified public accountant appointed by Baskis. Baskis agrees that only those license fees and royalties that are owed by Licensee to Baskis within a five (5) year period immediately preceding the start of the audit, and their supporting records, files, and books of account are subject to audit.
     8. Enforcement of Patent and Proprietary Rights
     (A) Licensee, as exclusive Licensee, agrees to institute and prosecute, at its own expense, any and all suits for infringement of any patent related to the Licensed Technology licensed hereunder. If required by law or as requested by Licensee, Baskis will join as party plaintiff in the suits in which event all attorneys fees and all expenses incurred by Baskis in the suits will be borne entirely by Licensee. In addition, Licensee will pay to Baskis ten percent (10%) of any excess of recoveries over expenses in such suits or, if recovered by Licensee as a result of such suits, the amount due Baskis as if the infringer had paid license royalties and fees as set forth in Section 4 above, whichever is greater.
     (B) While, and as long as its license under this Agreement remains exclusive, Licensee agrees: (i) in any of the suits, to seek enjoinment of the infringement and to collect for Baskis’s use, damages, profits, and awards of whatever nature for such infringement; and, (ii) to settle any claim in the suits by granting the infringing party a sublicense under the provisions of Section 2(A) of this Agreement.
     (C) If Baskis brings to Licensee’s attention in writing any unlicensed infringement of any patent(s) or other wrongdoing related to the Licensed Technology, and Licensee, within four (4) months, does not: (i) secure cessation of the infringement; or (ii) file suit against the infringer; or (iii) provide Baskis with evidence of a pending bona fide negotiation for the infringer to accept a sublicense under the Licensed Technology, the license granted to Licensee hereunder at the option of Baskis, may be terminated by

Baskis upon thirty (30) day written notice to Licensee, and thereafter Baskis may, at his own expense, collect for his own use, all damages, profits, and awards of whatever nature recoverable for such infringement.
     9. Patent and Trademark Responsibility
     Baskis, in granting the License and assuming the undertakings herein, assumes no liability for infringement of patents, trademarks or other proprietary rights owned or controlled by third parties by reason of Licensee’s use and licensing of the Licensed Technology, including the Licensed Apparatus under this Agreement. Licensee must inform Baskis immediately upon receipt of notice of any suit, actions, claim or claims relating to patents, trademarks or other proprietary rights having any bearing on the right to use or sell any of the Licensed Technology covered in this Agreement and should he so elect, Baskis may at his own expense voluntarily assume the control of the litigation or at Licensee’s expenses join in the defense or prosecution of any such suit, actions, claim or claims. Should Baskis be involuntarily brought into any such suit, action claim or claims, by reason of Licensee’s action, Licensee must pay Baskis’s legal fees and expenses in defending such suit, action, claim or claims.
     10. Exchange of Information
     (A) During the term of this Agreement, Baskis and Licensee will exchange information which is calculated to increase the usefulness and salability of the Licensed Technology included in this Agreement, to the end that they may each have the benefit of the knowledge and experience of the other.
     (B) Baskis will furnish to the Licensee, and its intellectual property attorneys at no further costs, all information and documents relating to the inventions embodied in the Licensed Technology, including the processes, and formulas in respect of the Licensed Technology, and all Improvements thereon in order to enable the Licensee and Sublicensees to operate thereunder. Baskis will render to the Licensee consulting services in all operations pertaining to the industrial and commercial exploitation of the Licensed Technology, and will be paid at the reasonable and customary cost plus fifteen percent (15%) for said services.
     (C) During the term of this Agreement and upon the request of Baskis, the Licensee and its intellectual property attorneys will promptly furnish without cost to Baskis and his intellectual property attorneys any and all information and documents in their possession relating to the inventions embodied in the Licensed Technology, including the processes and formulas in respect to the Licensed Technology, and all Improvements thereon, and will, if requested by Baskis, collaborate with Baskis and his intellectual property attorneys to prepare and prosecute patent applications with respect thereto and/or take any other actions in furtherance thereof.

     11. Notices
     (A) All notices, requests, demands and other communications under this Agreement in connection therewith will be given to or be made upon the respective parties hereto as follows:
to Baskis:
Paul T. Baskis
611 East Sangamon Street
Rantoul, IL 61866
With a copy to:
Edward J. Burke, Esq.
Burke Burns & Pinelli, Ltd.
Three First National Plaza; Suite 3910
Chicago, Illinois 60602
(312) 541-8600
To Licensee:
Resource Recovery Corporation
4801 E. Greenway Road
Scottsdale, AZ 85254
Attention: James W. Patterson
With a copy to:
Steven P. Oman, Esq.
Oman, Schulenburg & Politan, P.L.C.
4801 E. Greenway Road
Scottsdale, AZ 85254
     (B) All notices, request, demands and other communications given or made under this Agreement must be in writing, and are considered given when hand delivered or three (3) days after deposit in the U.S. mail, provided same is postage prepaid and addressed as specified by Certified Mail return receipt requested, in the preceding section, or to any other address specified by a party in writing.
     12. Successors and Assigns
     (A) This Agreement is binding upon and inures to the benefit of Baskis, his heirs, legal representatives, successors and assigns.

     (B) This Agreement is binding upon and inures to the benefit of Licensee but is not transferable or assignable to Licensee’s successors or third parties without the prior written consent of Baskis.
     13. Invalidity
     If any of the provisions of this Agreement are declared invalid or contrary to the laws or public policy of any country, including the United States or any state or territory thereof, or any rule or regulation issued, it is the intention of the parties hereto that the remaining provisions of this Agreement will not be affected thereby, but will remain in full force and effect.
     14. Amendment and Waiver
     The terms of this Agreement are intended by the parties hereto as a final expression of their agreement with respect to such terms and also as a complete and final statement of such terms. No modification, waiver, or amendments to this Agreement or a provision therein can be made, nor can be effective unless such modification, waiver, or amendment to this Agreement is in writing, and signed and dated by an authorized officer of each of the parties.
     15. Governing Law
     This Agreement is governed in all respects by the laws of the State of Illinois, including but not limited to its interpretation and enforceability.
     16. Sole Agreement
     This agreement constitutes the entire agreement between the parties and supersedes any previous understandings, representations or agreements, either written or oral.
     17. Resolution of Disputes
     In the event of any dispute, claim or controversy among the parties arising under this Agreement that cannot be informally resolved between the parties, upon the notice of any party, the matter may be promptly submitted to the American Arbitration Association, or the U.S. Arbitration and Mediation Service of Illinois, Inc., or to Endispute, Inc., for mediation only and not for arbitration. The parties agree to submit to a minimum of four (4) hours of mediation. In the event that the dispute is not resolved through the mediation, either party has the right to exercise all rights and remedies available at law or in equity. The cost of the mediation will be divided equally between the parties, except that each party must pay its own attorneys’ fees.
     18. Marking
     All Licensed Apparatus owned, operated or leased by the Licensee or any Sublicensee will be conspicuously and permanently marked by Licensee and any Sublicensees with the applicable patent number(s) in accordance with 35 U.S.C. §287. Licensee is responsible for the patent markings and will use its best efforts to ensure that any Sublicensees properly mark all Licensed Apparatus.
     19. Headings
     The sections and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.
     20. Counterparts
     This License Agreement may be executed in counterparts and all counterparts taken together shall constitute one and the same License Agreement. Signature pages from one or more counterparts may be attached to another counterpart.
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this License Agreement.
LICENSOR:
PAUL T. BASKIS, AS TRUSTEE, PROPRIETOR OF LICENSED TECHNOLOGY

By:	/s/ Paul T. Baskis

Witness:

LICENSEE
RESOURCE RECOVERY CORPORATION, an Arizona Corporation

By:	/s/ James W. Patterson	,	President

Witness: